Exhibit 99.1

“Be fearful when others are greedy.
Be greedy when others are fearful.”
-Warren Buffett

Dear Friends and Shareholders,

While Genius stock has bounced around recently, the company finds itself in an extraordinary position of value creation.

We believe this will be reflected in our 4th quarter numbers, as Llama Llama programs and others are delivered for broadcast worldwide and almost five million dollars of revenues should be recognized. Further to the above, I thought it would be useful to provide some specific data points for our shareholders about our company today.

The core of Genius Brands is in two buckets:

•	CATALOGUE OF KIDS CONTENT
•	KIDS CHANNEL

These are two highly coveted assets which historically have proven over and over and over again to be of enormous value. Comparable assets recently traded for hundreds of millions of dollars, and even more. (e.g.Classic Media, Dreamworks Animation, the Hub, DHX, etc.)

The Genius Brands catalogue of content continues to grow, with 414 distinct program episodes currently and another 104 episodes projected to be delivered by fall 2018. (The film catalogue alone, without merchandising value, if formatted into half hours (210) and using an industry standard of $250,000/half hour imputes a replacement value of $52.5 million alone.)

The Genius Brands channel, KID GENIUS CARTOON CHANNEL, is today in over 50 million US TV Households, which enables us to reach half of all TVs in America. We expect to be in over 80 million US TV households within the next 60 days via a combination of cable, broadcast, and OTT distribution, thus reaching ¾ of all kids in America.  The valuation of other kids programming services reaching this large an audience has been in the hundreds of millions of dollars and more.

We have said that it takes 3-4 years to build a kids entertainment brand. Since we began building our catalogue of kids content, in November 2013, Genius now has 6 key properties that have all just entered or are entering into the marketplace.

•	LLAMA LLAMA
•	SPACE POP
•	WARREN BUFFETT'S SECRET MILLIONAIRES CLUB
•	THOMAS EDISON’S SECRET LAB
•	BABY GENIUS
•	RAINBOW RANGERS

What is phenomenal is that EACH OF THESE PROPERTIES HAS MEDIA EXPOSURE AND RETAIL CONSUMER PRODUCTS LICENSEES. I’m not aware of a company or studio anywhere which has 6 active brands with both media and consumer products. Put another way, Genius Brands has 6 active irons in the fire from which to grow hits and spawn one of the billion dollar brands which members of our team have been a part of repeatedly again and again. This is in addition to the Kid Genius Cartoon Channel.

Our business partners to effect this success, reads like a "who's who" of the kids entertainment food chain including among them.

•	Mattel Toys
•	Nickelodeon
•	Netflix Kids
•	Comcast
•	Target
•	You Tube Kids
•	Penguin Publishing
•	BMG
•	Sony Music
•	Sony Pictures Home Entertainment
•	Toys R Us

Our recently announced Rainbow Rangers, has had the strongest reception of any property I can remember. The series has been picked up by Nickelodeon the #1 rated kids broadcaster, as well as Mattel Toys, the world's largest toy company. Further to the recent licensing show in Las Vegas, we have signed numerous licensees in the various major categories of kids products.

Indeed, the Rainbow Rangers series has been the "buzz of the industry" with stories picked up and appearing this month in all of the kids entertainment trade magazines, including KidScreen, Animation Magazine, TV Kids, Licensing Book, TV Global, Licensing Letter, Licensing Source Letter, ANB Media, as well business media including Bloomberg and Yahoo Finance (link below).

https://finance.yahoo.com/news/genius-brands-international-expands-worldwide-130000365.html?_fsig=RB5NZGX0c7PTcrepdheW.A--

Without question, this is the most exciting time in the history of Genius Brands.

Having created and/or produced over 5,000 half hour episodes of childrens content, including numerous billion dollar brands such as Strawberry Shortcake, Care Bears, Super Mario Brothers, Hello Kitty, and Alvin and the Chipmunks, I have never been more enthusiastic about value being created on behalf of our shareholders.

Sincerely,

Andy Heyward
Chairman & CEO
Genius Brands International, Inc.